EXHIBIT 10.4

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel:  020-7774-1000 | Telex:  887902 | Cable:  GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office as Above | Authorised and Regulated by the Financial Services Authority

To:	Arcos Dorados B.V. Prins Bernhardplein 200 1097 JB Amsterdam, Netherlands
From:	Goldman Sachs International
Re:	Amendment No. 4 to Share Swap Transaction
Ref. No:	SDB4174646513
Date:	August 15, 2013

Reference is made to the Share Swap Transaction Confirmation dated as of August 13, 2012, among Goldman Sachs International (“Dealer”), Arcos Dorados B.V., a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the laws of the Netherlands and having its corporate seat in Amsterdam, the Netherlands (“Counterparty”), and Arcos Dorados Holdings Inc. (“Holdings”), as amended by the Amendment to Share Swap Transaction dated as of October 22, 2012, Amendment No. 2 to Share Swap Transaction dated as of November 28, 2012 and Amendment No. 3 to Share Swap Transaction dated as of April 4, 2013 (such amendments, collectively, the “Amendments”), in each case, among Dealer, Counterparty and Holdings (as so amended, the “Confirmation”). The purpose of this letter agreement (this “Amendment Agreement”) is to amend certain terms set forth in the Confirmation as described below. All capitalized terms used, but not defined herein, shall have the meanings assigned thereto in the Confirmation. Except as expressly modified herein, the Confirmation shall remain in full force and effect. Notwithstanding anything in the Confirmation to the contrary, each of Dealer, Holdings and Counterparty hereby agrees as follows:

1.           Amendments.

(a)           Amendments to the Confirmation.  The following amendments to the Confirmation shall be deemed to be effective as of the date of this Amendment Agreement:

(i)           The number “500,000” in the third line of the provision opposite the caption “Minimum Number of Shares” in Section 2 of the Confirmation is hereby deleted and replaced with the number “200,000”.

(ii)           The term “1.5%” in the tenth line of the provision opposite the caption “Payments in respect of Share Reduction” in Section 2 of the Confirmation is hereby deleted and replaced with “2.0%”.

(iii)           The dates “August 12, 2013” and “September 12, 2013” in the fourth line of the provision opposite the caption “Valuation Period” in Section 2 of the Confirmation are hereby deleted and replaced with the dates “August 12, 2014” and “September 12, 2014”, respectively.

(iv)           The provision opposite the caption “Valuation Date(s)” in Section 2 of the Confirmation is hereby deleted in its entirety and replaced with “(i) November 20, 2012, February 20, 2013, May 20, 2013, August 15, 2013, November 20, 2013, February 20, 2014 and May 20, 2014 (each, a “Quarterly Valuation Date”) and (ii) each Equity Valuation Date.”.

(v)           The term “3.30%” opposite the caption “Spread” in Section 2 of the Confirmation is hereby deleted and replaced with “3.80%”.

(b)           Counterparty Guaranty.

(i)           Counterparty shall deliver to Dealer on or before September 15, 2013 a counterparty guaranty, to be dated as of a date no later than September 15, 2013, by each of the subsidiary guarantors set forth in Annex B to the Confirmation in favor of Dealer as beneficiary thereof and substantially in the form of Annex B to the Confirmation; provided that such counterparty guaranty shall reference the obligations and liabilities of Counterparty under the Confirmation as amended by each of the Amendments.  The parties hereto agree and acknowledge that the failure by Counterparty to so deliver such counterparty guaranty shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

2.           Representations and Warranties.  Each party hereto represents to the other parties hereto, as of the date hereof, as to the matters set forth in Section 3(a) of the Agreement; provided that references in such Section to the Agreement shall be to this Amendment Agreement.  Counterparty hereby repeats, as of the date of this Amendment Agreement, all the representations, warranties and acknowledgments contained in Sections 3 and 4 of the Confirmation (other than Sections 4(d), 4(l) and 4(m) of the Confirmation), as if such representations, warranties and acknowledgments were made with respect to the Confirmation and the Transaction as amended by this Amendment Agreement and the Amendments.  Counterparty hereby represents and warrants to Dealer that, as of the date hereof, the copies of resolutions provided by Counterparty and Holdings, as adopted by their respective boards of directors and, in the case of Counterparty, its sole shareholder, to Dealer on the Trade Date authorize the Transaction as amended by this Amendment Agreement and the Amendments, and such resolutions have been duly adopted and remain in effect on the date hereof.

3.           Governing Law and Jurisdiction.  This Amendment Agreement and all matters and all non-contractual obligations arising out of in connection with the Amendment Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine other than Title 14 of Article 5 of the General Obligations Law of New York). This Amendment Agreement is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement; provided that in the first line of Section 13(b) the following shall be inserted after the word, “Agreement”, “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement”.

4.           Counterparts.  This Amendment Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Amendment Agreement by signing and delivering one or more counterparts.

[Signature page follows.]

Counterparty and Holdings hereby agree (i) to check this Amendment Agreement carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the Amendment Agreement, by manually signing this Amendment Agreement or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL
By:	/s/ Charlotte Cobb
Authorized Signatory
Agreed and Accepted By:

ARCOS DORADOS B.V.
By:	/s/ Miguel Sanchez de Bustamante
	Name:	Miguel Sanchez de Bustamante
	Title:	Attorney-in-fact

ARCOS DORADOS HOLDINGS INC.
By:	/s/ Miguel Sanchez de Bustamante
	Name:	Miguel Sanchez de Bustamante
	Title:	Attorney-in-fact